Exhibit 99.4

Annex B

Sales of Class A Ordinary Shares by GG 1978 SICAF SIF S.A. – GG Strategic and MGG Strategic SICAF SIF S.A. – MGG Strategic during the 60-day period ending November 6, 2025 through February 19, 2026, each of which occurred in the open market:

Date	Number of Shares Sold	Average Price Per Share	Price Range Per Share	Seller
11/5/2025	300,000	$40.1935	$40.00-$40.53	GG 1978 SICAF SIF S.A. – GG Strategic
11/5/2025	400,000	$40.2418	$39.73-$40.79	MGG Strategic SICAF SIF S.A. – MGG Strategic
11/6/2025	267,000	$40.7923	$40.055-$41.11	GG 1978 SICAF SIF S.A. – GG Strategic
11/6/2025	419,049	$40.8604	$40.055-$41.25	MGG Strategic SICAF SIF S.A. – MGG Strategic
11/13/2025	180,951	$39.6271	$39.50-$39.79	MGG Strategic SICAF SIF S.A. – MGG Strategic
2/4/2026	300,000	$43.5365	$43.03-$43.75	GG 1978 SICAF SIF S.A. – GG Strategic
2/5/2026	200,000	$43.9806	$43.75-$44.35	GG 1978 SICAF SIF S.A. – GG Strategic
2/6/2026	200,000	$44.6781	$44.415-$44.915	GG 1978 SICAF SIF S.A. – GG Strategic
2/13/2026	233,000	$45.4433	$45.10-$45.905	GG 1978 SICAF SIF S.A. – GG Strategic
2/17/2026	103,088	$45.6289	$45.50-$45.82	GG 1978 SICAF SIF S.A. – GG Strategic
2/18/2026	100,000	$45.1242	$45.00-$45.23	GG 1978 SICAF SIF S.A. – GG Strategic

The Reporting Persons undertake to provide, upon request of the staff of the Securities and Exchange Commission, full information regarding the number of shares of Class A Ordinary Shares sold at each separate price within the price ranges set forth on the table above.